Exhibit 11

                  CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 3 to the registration statement on Form N-1A (the "Registration Statement") of our report dated January 27, 1997, relating to the financial statements and the financial highlights appearing in the December 31, 1996 Annual Report to Shareholders of Berger Institutional Products Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Condensed Financial Information" in the Prospectus and under the heading "Additional Information" in the Statement of Additional Information.



PRICE WATERHOUSE LLP

Denver, Colorado
April 18, 1997